                                                                     EXHIBIT 2.1


             ASSET CONTRIBUTION AND LIABILITY ASSUMPTION AGREEMENT

         This is an Asset Contribution and Liability Assumption Agreement (this "Agreement") dated as of March 1, 1999 (the "Effective Date"), between Unified FoodService Purchasing Coop, LLC (the "Unified Coop") a Kentucky limited liability company, and KFC National Purchasing Cooperative, Inc. ("KFC Cooperative"), a Delaware corporation.

                                    RECITALS

         A. KFC Cooperative is engaged in the business of operating a purchasing cooperative in which KFC Cooperative conducts purchasing programs for KFC and Taco Bell franchisees.

         B. The KFC Cooperative, Taco Bell National Purchasing Coop, Inc. (the "Taco Bell Coop"), and Pizza Hut National Purchasing Coop, Inc. (the "Concept Coops") have each entered into an Operating Agreement (the "Operating Agreement") of even date herewith, organizing the Unified Coop for the purposes of combining the purchasing volume for food, packaging, supplies, equipment, and other products and services ("Goods and Equipment") used, sold, or consumed by operators ("Operators") of KFC, Taco Bell, and Pizza Hut Restaurants and outlets in order to achieve the lowest possible store delivered costs for restaurant operators.

         C. The Operating Agreement requires, among other things, that the KFC Cooperative make certain capital contributions to the Unified Coop in exchange for its membership interest therein. In satisfaction of that obligation, the KFC Cooperative desires to transfer to the Unified Coop, and the Unified Coop desires to accept and assume, upon the terms and conditions set forth in this Agreement, certain assets and liabilities of the KFC Cooperative that are referenced below in this Agreement.

         NOW, THEREFORE, in consideration of the mutual benefits and covenants contained herein, and subject to the terms and conditions set forth herein, the parties agree as follows:

                                    SECTION 1
                                   DEFINITIONS

         1.01 DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

                  (a) "ASSUMED CONTRACTS" shall mean all the contracts, leases and other commitments to which KFC Cooperative is a party or otherwise obligated, including, without limitation, those listed on Annex 1.01(a) hereto (the "Disclosed Contracts"), but excluding specifically the Leases, any contracts, leases or commitments which are Taco Bell Coop Assets, and the contracts, leases and commitments listed on Annex 1.01(a) as excluded (the "Excluded Commitments").


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                  (b) "ASSETS" shall mean only the Assumed Contracts, Leases,
Equipment, Prepaid Assets and Kenco Stock; and shall not include any other assets of the KFC Cooperative, including, without limitation, any accounts receivable, cash or cash equivalents, goodwill, Inventory, or the capital stock or assets of any direct or indirect subsidiary of the KFC Cooperative other than Kenco Insurance Agency, Inc., a Kentucky corporation ("Kenco").

                  (c) "ASSIGNMENTS OF LEASES" shall mean the Assignments of Lease, substantially in the form(s) attached hereto as Annex 1.01(c), pursuant to which KFC Cooperative shall assign the Leases to the Unified Coop.

                  (d) "EQUIPMENT" shall mean all of the furniture, fixtures, machinery, equipment and other tangible personal property owned by the KFC Cooperative, a list of which is set forth on Annex 1.01(d) hereto.

                  (e) "INVENTORY" shall mean all food, raw materials, supplies, equipment, packaging materials, purchased products, and all other goods, merchandise and materials owned by the KFC Cooperative for sale to distributors and customers of the KFC Cooperative (other than any of the same which are Taco Bell Assets).

                  (f) "KENCO BALANCE SHEET" shall mean the unaudited balance sheet of Kenco as of January 31, 1998, a copy of which is attached hereto as Annex 1.01(f).

                  (g) "KENCO STOCK" shall mean 1,000 shares of the common stock of Kenco owned by the KFC Cooperative constituting all of the issued and outstanding capital stock of Kenco.

                  (h) "LEASES" shall mean the real property leases of the KFC Cooperative described on Annex 1.01(h).

                   (i) "LIABILITIES" shall mean all accounts payable, notes payable, liabilities, commitments, indebtedness or obligations of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured, direct or indirect, of KFC Cooperative, or to which any of KFC Cooperative's properties or assets are subject. The term "Liabilities" shall not include any liabilities of Kenco.

                  (j) "PERSON" shall mean any person, firm, trust, partnership, corporation or other business entity.

                  (k) "PREPAID ASSETS" shall mean the prepaid assets of the KFC Cooperative set forth on Annex 1.01(k) hereto.

                  (l) "REAL PROPERTY" shall mean the real property leased by KFC Cooperative pursuant to the Leases.

                  (m) "TACO BELL COOP ASSETS" shall mean any and all assets and liabilities transferred by the KFC Cooperative to the Taco Bell Coop pursuant to the Agreement and Plan of Corporate Separation of even date herewith.

                  (n) "UNDISCLOSED CONTRACT(S)" shall mean any Assumed Contract(s) other than


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the Disclosed Contracts to the extent such Disclosed Contracts have been disclosed in written materials delivered to and acknowledged by the Unified Coop prior to the date hereof.

         1.02 ADDITIONAL TERMS. Other capitalized terms used in this Agreement but not defined in Section 1.01 above shall have the meanings ascribed to them wherever such terms first appear in this Agreement.

                                    SECTION 2

                           CONTRIBUTION AND ASSUMPTION

         2.01 CONTRIBUTION OF ASSETS; ASSUMPTION OF ASSUMED CONTRACTS AND LEASES. Subject to the terms and conditions of this Agreement and pursuant to the Operating Agreement:

                  (a) The KFC Cooperative hereby assigns, transfers, delivers, and sets over to the Unified Coop, and the Unified Coop hereby agrees to accept and assume, the Assets; and

                  (b) The Unified Coop hereby assumes and agrees to perform and discharge in full any and all of the KFC Cooperative's Liabilities under the Assumed Contracts and the Leases from and after the date hereof, but only to the extent such obligations were not accrued or required to be performed prior to the date hereof. For this purpose, any obligations to purchase a specified amount or volume of Goods and Equipment under the Assumed Contracts shall not be deemed to have accrued as of the date hereof.

Notwithstanding any other provision of this Agreement, subject to Section 2.01 of the SCM Transfer Agreement of even date herewith, the Unified Coop agrees to purchase directly or indirectly through distributors or Operators Goods and Equipment under each Assumed Contract containing minimum purchase volume commitments (and not from alternate suppliers) until such commitments are satisfied or expire in accordance with their terms.

         2.02 CAPITAL ACCOUNT CREDIT.

                  (a) In exchange for its contribution of the Assets to the Unified Coop, the KFC Cooperative shall receive credit to its Capital Account, as defined in the Operating Agreement, equal to the value (the "Effective Date Value") of the Assets on the balance sheet of the KFC Cooperative prepared as of the Effective Date in accordance with generally accepted accounting principles (the "Effective Date Balance Sheet"); provided, however, (i) if the Effective Date Value exceeds $950,000, the Unified Coop shall pay the KFC Cooperative the amount by which the Effective Date Value exceeds $950,000, and (ii) if the Effective Date Value is less than $950,000, the KFC Cooperative shall pay the Unified Coop the amount by which $950,000 exceeds the Effective Date Value. All payments required pursuant to (i) and (ii) above shall be made in cash or immediately available funds within five (5) days after the Effective Date Balance Sheet and Effective Date Value become final as provided below. The Unified Coop hereby acknowledges receipt of $50,000 in cash previously contributed by the KFC Cooperative to the Organizing Board of the Unified Coop against the balance of the KFC Cooperative's capital contribution to the Unified Coop. For purposes of determining the value of the Assets as provided above, the Kenco stock shall be deemed to have no value as the KFC Cooperative shall be entitled to receive a dividend payable in cash equal to the amount of Kenco's stockholders equity immediately prior to the Effective Date.


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                  (b) As promptly as practical, but in any event not more than fifteen (15) business days, following the Effective Date, the Unified Coop shall prepare and deliver to the KFC Cooperative and/or the KFC Cooperative's accountants a proposed Effective Date Balance Sheet (the "Proposed Effective Date Balance Sheet"). The Proposed Effective Date Balance Sheet shall include a determination of the Effective Date Value. The KFC Cooperative and its accountants shall have the right to consult during reasonable hours with appropriate personnel of the Unified Coop and to have access to, and, at the KFC Cooperative's expense, to review make copies of the work papers of the Unified Coop with respect to the preparation of the Proposed Effective Date Balance Sheet.

                  (c) The KFC Cooperative may dispute the Proposed Effective Date Balance Sheet and/or the determination of the Effective Date Value derived therefrom prepared by the Unified Coop by notice to the Unified Coop setting forth in reasonable detail the amounts in dispute and the good faith basis for such dispute within five (5) business days after their receipt of the Proposed Effective Date Balance Sheet.

                           (i) If the KFC Cooperative fails to deliver a notice
of objections within such five (5) business day period, the KFC Cooperative shall be deemed to have accepted the Proposed Effective Date Balance Sheet and the determination of the Effective Date Value derived therefrom and such shall be binding on the parties hereto, and shall not be subject to challenge by any party hereto in any form.

                           (ii) If the KFC Cooperative delivers a notice of
objections within such five (5) business day period, the Unified Coop and the KFC Cooperative and their accountants shall attempt in good faith to resolve such dispute, and any resolution as to any disputed amount shall be final, binding and conclusive on the parties hereto. If there is no resolution of such dispute within five (5) business days of the date of receipt by the Unified Coop of a written notice of dispute, the KFC Cooperative and the Unified Coop shall, within five (5) additional days, retain a reputable independent accounting firm (the "Independent Accountant"), which Independent Accountant shall be mutually acceptable to the KFC Cooperative and the Unified Coop. The Independent Accountant shall, within thirty (30) business days after being retained, resolve such remaining dispute, and provide written notice of such resolution by facsimile, confirmed by mail, and such resolution shall be binding and conclusive on the parties hereto. Such resolution shall be within the range of amounts proposed by the Unified Coop and the KFC Cooperative and their accountants as to each disputed item. The fees and disbursements of the Independent Accountant shall be borne equally by the KFC Cooperative and the Unified Coop. After resolving the items in dispute, the Independent Accountant shall prepare and deliver a final Effective Date Balance Sheet and a certification of the Effective Date Value derived therefrom or shown thereon which shall be binding on the parties hereto and shall not be subject to challenge by any party hereto in any form.

         2.03 NO ASSUMPTION OF OTHER LIABILITIES. Except for the Assumed Contracts and Leases and as provided in Section 2.04 [employee matters], the Unified Coop is not assuming, and the parties do not intend for the Unified Coop to assume, pursuant to this Agreement or otherwise, any of the Liabilities (including the Excluded Commitments). Notwithstanding the foregoing, (a) Kenco shall remain responsible for, and shall discharge in accordance with their terms, all liabilities of Kenco including those reflected on the Kenco Balance Sheet, and (b) the KFC Cooperative agrees to make available a $100,000 line of credit to Kenco for a period not to exceed six (6) months from the date hereof (the "Line of Credit") and on such other terms as are embodied in a Loan Agreement and Revolving Credit Note executed concurrently herewith in the forms attached hereto as Annex 2.03.



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         2.04 EMPLOYEES OF KFC COOPERATIVE; EMPLOYEE BENEFIT PLANS.

                  (a) Except as otherwise specifically provided in this Agreement, the Unified Coop will not purchase, recognize, assume or otherwise acquire any rights, obligations, assets or liabilities under, arising from or resulting from any employment agreement in existence between the KFC Cooperative and any employee, or any person employed to consult with or perform services for the KFC Cooperative, or otherwise. The Unified Coop shall, as of the date of this Agreement, make offers of employment to all of the current employees of the KFC Cooperative on terms and conditions substantially similar to those currently in effect between the KFC Cooperative and its employees. The Unified Coop agrees to maintain a sufficient number of such former KFC Cooperative employees during the 60 days following the date of this Agreement, so that the consummation of the transactions contemplated by this Agreement will not give rise to a "plant closing" or a "mass layoff" (as those terms are defined in the U.S. Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act")), as of or prior to the date of this Agreement. For purposes of this Agreement, the date of this Agreement is the "Effective Date" as that term is defined and used under the WARN Act.

                  (b) To facilitate the foregoing, the KFC Cooperative agrees to either layoff or terminate all of its employees as of the Effective Date.

                  (c) Except to the extent of the KFC Cooperative Retirement Plans and the KFC Cooperative Flex Plan (as defined below) assumed by the Unified Coop as described in Sections 2.04(d) and (e) below, the Unified Coop shall not be responsible to the KFC Cooperative or to any current or former employee of the KFC Cooperative for any employee benefits (whether earned, accrued or vested) due to the KFC Cooperative's employees with respect to their employment prior to the date of this Agreement. The KFC Cooperative agrees to immediately reimburse the Unified Coop for all amounts paid by the Unified Coop to discharge or satisfy employee benefit plan obligations (e.g. vacation pay, sick leave pay, etc.) which are earned and vested as of the date of this Agreement under the KFC Cooperative's policies and plans applicable to its employees. The KFC Cooperative agrees to pay all premiums for employee benefit insurance coverages for periods prior to the date of this Agreement, and remit any premiums withheld from employees pay in advance and not yet remitted on the date of this Agreement to the Unified Coop.

                  (d) The Unified Coop agrees to assume, as sponsoring employer, by appropriate action of its board, the following employee benefit plans of the KFC Cooperative: (1) the KFC Cooperative National Purchasing Cooperative, Inc. Thrift Plan (the "KFC Cooperative Thrift Plan"); (2) the KFC Cooperative National Purchasing Cooperative, Inc. Money Purchase Pension Plan (the "KFC Cooperative Pension Plan", and the KFC Cooperative Thrift Plan and the KFC Cooperative Pension Plan are referred to herein as the "KFC Cooperative Retirement Plans"); and (3) the KFC National Purchasing Cooperative, Inc. Flexible Benefits Plan (the "KFC Cooperative Flex Plan"). The KFC Cooperative agrees to, by action if its board, consent to the assumption of those plans by the Unified Coop, and ceases to be the plan sponsor, participating employer, plan administrator, and ceases its service in any other capacity with respect to those plans. In addition, the Unified Coop agrees to adopt welfare benefit plans to provide the following welfare benefits for the employees of the Unified Coop:
(1) group health coverage; (2) group dental coverage; (3) group life and accidental death and dismemberment coverage; and (4) group long term disability coverage. The Unified Coop shall also offer employees the voluntary life and cancer arrangements. The Unified Coop also agrees to provide employees short term disability salary continuation, paid vacation and holidays, and educational assistance.

                  (e) The KFC Cooperative shall make contributions to the Retirement Plans for periods prior to the date of this Agreement, as follows:
(1) Contributions for the plan year ended October 31, 1998 shall be made prior to the date of this Agreement; and (2) Matching Contributions and 3% company contributions to the KFC Cooperative Pension Plan for the period from November 1, 1998 through February 28, 1999 shall be made, to the extent not made before the date of this Agreement, as soon as the contribution amount can be determined. The KFC Cooperative shall not be responsible for any portion of the 3% of pay contribution to be made to the KFC Cooperative Pension Plan based on pay from March 1, 1999 through October 31, 1999. The KFC Cooperative shall transmit to the Unified Coop as soon as possible after the date of this Agreement amounts withheld from employees pay toward flexible spending account benefits under the Flex Plan and not yet paid out in Flex Plan benefits for the plan year beginning November 1, 1998 and ending October 31, 1999. To the extent that the KFC Cooperative has reimbursed an employee for medical flexible spending account claims in excess of the amount withheld from the employee's pay and the Unified Coop later withholds the already reimbursed amount, the Unified Coop shall reimburse the KFC Cooperative for such amount.

         2.05 UNDISCLOSED CONTRACT PUTBACK PROCEDURE. The Unified Coop reserves the right to require the KFC Cooperative to reassume any Undisclosed Contract or portion thereof ab initio which the Unified Coop determines in good faith would reasonably be expected to have a material adverse effect on the business or operations of the Unified Coop or the purchasing programs of the Concept Coops by providing the KFC Cooperative written notice of the nature and terms of the Undisclosed Contract or portion thereof within sixty days following the actual discovery of the existence of the Undisclosed Contract by the Unified Coop. Upon receipt of such written notice from the Unified Coop, the KFC Cooperative shall thereafter perform any and all terms and conditions of the Undisclosed Contract and indemnify and hold harmless the Unified Coop from any Liability arising out of the Undisclosed Contract or the rescinded assumption thereof by the Unified Coop net of any benefits accruing to the Unified Coop under such Undisclosed Contract through the date of reassumption by the KFC Cooperative. Notwithstanding the foregoing, the Unified Coop shall only have the right to put back to the KFC Cooperative the portion of an Undisclosed Contract which was not disclosed in written materials delivered by the KFC Cooperative to and acknowledged by the Unified Coop prior to the date hereof.

                                    SECTION 3
                REPRESENTATIONS AND WARRANTIES OF KFC COOPERATIVE

         The KFC Cooperative represents and warrants to the Unified Coop as follows:

         3.01 ORGANIZATION.

                  (a) The KFC Cooperative is a corporation duly organized and validly existing under the laws of the State of Delaware, and has full corporate power and authority to own, lease and operate its properties as such properties are now owned, leased and operated, and to conduct its business as and where its business is now conducted. The KFC Cooperative is qualified to do business and is in good standing in all jurisdictions in which the character of the properties owned or leased by it, or the nature of the activities conducted by it, makes such qualification necessary. Schedule 3.01(a) attached hereto lists the jurisdictions in which the KFC Cooperative is qualified to do business.

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                  (b) Kenco is a corporation duly organized and validly existing under the laws of Kentucky and has full corporate power and authority to own, lease and operate its properties as such properties are now owned, leased and operated, and to conduct its business as and where its business is now conducted. Kenco is qualified to do business and is in good standing in all jurisdictions in which the character of the properties owned or leased by it or the nature of the activities conducted by it, makes such qualification necessary. Schedule 3.01(b) attached hereto lists the jurisdictions in which Kenco is qualified and/or licensed as an insurance agency to do business.

         3.02 AUTHORITY.

                  (a) The KFC Cooperative has full right, power, authority, and capacity to execute and deliver this Agreement, and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the KFC Cooperative enforceable in accordance with its terms.

                  (b) Except as set forth on Schedule 3.02(b), the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance and fulfillment of its respective obligations and undertakings hereunder by the KFC Cooperative will not, (i) violate any provision of, or result in the breach of or accelerate or permit the acceleration of any performance required by the terms of, the Certificate or Articles of Incorporation or Bylaws of the KFC Cooperative or Kenco; any contract, agreement, arrangement or undertaking to which the KFC Cooperative or Kenco is a party or by which the KFC Cooperative or Kenco may be bound; any judgment, decree, writ, injunction, order or award of any arbitration panel, court or governmental authority; or any applicable law, ordinance, rule or regulation of any governmental body; (ii) result in the creation of any claim, lien, charge or encumbrance upon any of the properties or assets (whether real or personal, tangible or intangible) of the KFC Cooperative or Kenco; or (iii) terminate or cancel, or result in the termination or cancellation of, any agreement or undertaking to which the KFC Cooperative or Kenco is a party.

                  (c) The execution and delivery of, and the performance and consummation of the transactions contemplated by, this Agreement have been duly authorized by all requisite corporate action of the KFC Cooperative. All other consents, approvals, authorizations, releases and orders required for the authorization, execution, and delivery of, and for the performance and consummation of the transactions contemplated by, this Agreement, on the part of the KFC Cooperative have been obtained.

         3.03 TITLE TO ASSETS. The KFC Cooperative has, and transfers to the Unified Coop hereby, good and marketable title to all of the Assets, free and clear of any claims, liens, charges, mortgages, security interests or encumbrances whatsoever. To the knowledge of the KFC Cooperative, except for the effect of the dividend of all stockholders equity of Kenco as of March 1, 1999 to the KFC Cooperative, and except assets acquired or disposed of or liabilities incurred or satisfied in the ordinary course of business since January 31, 1999,
(a) Kenco has good and marketable title to all of the assets reflected on the Kenco Balance Sheet, free and clear of any claims, liens, charges, mortgages, security interests or encumbrances whatsoever except for those reflected in the Kenco Balance Sheet, and (b) Kenco has no liabilities other than those reflected in the Kenco Balance Sheet. The execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement, will not result in the creation of any such encumbrance on the Assets.

         3.04 ASSUMED CONTRACTS AND LEASES. The KFC Cooperative is not in default, and has no knowledge that any other party is in material default (or would be in default) on the giving of notice or the lapse of time or both, in each case, under the terms of any of the Assumed Contracts.

         3.05 LITIGATION; COMPLIANCE WITH LAWS. Except as set forth on Schedule 3.05, there are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or, to the knowledge of the KFC Cooperative, threatened in any court or before any governmental agency or instrumentality or arbitration panel or otherwise against, by or affecting the KFC Cooperative, or the KFC Cooperative's business or any of the Assets, in each case, which would have a material adverse effect on the business, or Assets of the KFC Cooperative taken as a whole (a "Material Adverse Effect"), or which would prevent the performance of this Agreement or any of the transactions contemplated hereby, or which would declare the same unlawful or cause the rescission thereof. The KFC Cooperative has complied with and is not in default in any respect under (and has not been charged or, to the knowledge of the KFC Cooperative, threatened with, and is, to the knowledge of the KFC Cooperative, not under an investigation with respect to, any charge concerning any violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative), or any order, writ, injunction or decree of any court, agency or instrumentality, in each case, which would have a Material Adverse Effect.

         3.06 LABOR MATTERS. The KFC Cooperative is not a party to, or negotiating, and has no obligations under, any agreement, collective bargaining or otherwise, with any party relating to the compensation or working conditions of any of the KFC Cooperative's or Kenco's employees. Neither the KFC Cooperative nor Kenco is obligated under any agreement to recognize or bargain with any labor organization or union on behalf of its employees. The KFC Cooperative does not know of any union organizational or representational activities underway among any of the KFC Cooperative's or Kenco's employees. There are no existing or, to the knowledge of the KFC Cooperative, threatened labor strikes, slowdowns, disputes, grievances or disturbances which might have a Material Adverse Effect.

         3.07 EMPLOYEE BENEFIT PLANS.

                  (a) For purposes of this Section 3.07, the term "Employee Benefit Plan(s)" shall mean each of the employee benefit plans and policies maintained by the KFC Cooperative and which the Unified Cooperative will assume in accordance with Section 2.04(d) of this Agreement, and the term KFC Cooperative Retirement Plans means the KFC Cooperative Thrift Plan and the KFC Cooperative Pension Plan as described in Section 2.04(d).

                  (b) Each of the Employee Benefit Plans has been executed, managed and administered in material compliance with the applicable provisions of ERISA, the Code, and the regulations promulgated thereunder, and all other applicable laws. The KFC Cooperative has no knowledge of any fact which would adversely affect the qualified status of any of the employee benefit plans, or of any threatened or pending claim against any of the employee benefit plans or their fiduciaries by any participant, beneficiary or government agency, other than routine claims for benefits by participants and beneficiaries.

                  (c) The KFC Cooperative Retirement Plans are intended to be qualified under Section 401(a) or 403(a) of the Code, and the related trusts are intended to be exempt under Section 501(a) of the Code, and the KFC Cooperative Retirement Plans are, and have been since adoption, so qualified, as evidenced by a current determination letter from the IRS confirming the qualification of those plans.

                  (d) The KFC Cooperative Pension Plan does not have an accumulated funding deficiency (as that term is defined in Section 302 of ERISA and 412 of the Code), whether or not waived.

                  (e) No benefits are provided to, or promised to, retirees, other than as required by law under COBRA.

         3.08 ENVIRONMENTAL MATTERS.

                  (a) As used in this Section 3.08, the term "Hazardous Material" shall mean any substance, chemical or waste (including, without limitation, asbestos, polychlorinated biphenyls (PCBs) and petroleum) that is designated or defined (either by inclusion in a list of materials or by reference to exhibited characteristics) as hazardous, toxic or dangerous, or as a pollutant or contaminant, in any federal, state or local law, code or ordinance, now existing or hereafter in effect, and all rules and regulations promulgated thereunder, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Sec. 9601, et seq., and the Kentucky Revised Statutes, Chapter 224.

                  (b) The KFC Cooperative's business, operations, assets, equipment, leaseholds and facilities, including, without limitation, the Real Property, are in material compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder, including, without limitation, all laws and regulations with respect to reporting releases of Hazardous Materials and the registration, testing and maintenance of underground storage tanks.

                  (c) The KFC Cooperative has neither received notice of, nor knows of or suspects, any fact(s) which might constitute material violations(s) of any federal, state or local environmental, health or safety laws, codes or ordinances, or any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of any of the Real Property.

                  (d) Except in accordance with a valid governmental permit, license, certificate or approval, there has been no material emission, spill, release, discharge or threatened release into or upon (i) the air; (ii) the soils or any improvements located thereon; (iii) the surface water or ground water; or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing the Real Property, of any Hazardous Material at or from any of the Real Property.

                                    SECTION 4
               REPRESENTATIONS AND WARRANTIES OF THE UNIFIED COOP

         The Unified Coop represents and warrants to KFC Cooperative as follows:

         4.01 ORGANIZATION. The Unified Coop is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Kentucky, and has full corporate power and authority to own and lease its properties as such properties are now owned and leased, and to conduct its business as and where its business is now conducted.

         4.02 AUTHORITY.

                  (a) The Unified Coop has full right, power, authority and capacity to execute and deliver this Agreement, and to perform its obligations under this Agreement. This Agreement constitutes the valid and legally binding obligation of the Unified Coop, enforceable in accordance with its terms.

                  (b) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance and fulfillment of its respective obligations and undertakings hereunder, by the Unified Coop will not, (i) violate any provision of, or result in the breach of or accelerate or permit the acceleration of any performance required by the terms of, the Articles of Organization or the Operating Agreement of the Unified Coop; any contract, agreement, arrangement or undertaking to which the Unified Coop is a party or by which the Unified Coop may be bound; any judgment, decree, writ, injunction, order or award of any arbitration panel, court or governmental authority; or any applicable law, ordinance, rule or regulation or any governmental body; (ii) result in the creation of any claim, lien, charge or encumbrance upon any of the properties or assets (whether real or personal, tangible or intangible) of the Unified Coop; or (iii) terminate or cancel, or result in the termination or cancellation of, any agreement or undertaking to which the Unified Coop is a party.

                  (c) The execution and delivery of, and the performance and consummation of the transactions contemplated by, this Agreement have been duly authorized by all requisite action of the directors and members of the Unified Coop. All other consents, approvals, authorizations, releases and orders required for the authorization, execution, and delivery of, and for the performance and consummation of the transactions contemplated by, this Agreement, on the part of the Unified Coop have been obtained.

                                    SECTION 5
                        COVENANTS OF THE KFC COOPERATIVE

         5.01 CONSENTS AND APPROVALS. To the extent that the assignment of any of the Leases or Assumed Contracts or the transfer of any of the other Assets requires the consent of a third party, this Agreement shall not constitute an agreement to assign the same if an attempted assignment thereof, without the consent of the third party thereto, would constitute a breach thereof, but the KFC Cooperative shall following the date hereof use its commercially reasonable efforts to obtain all such consents. If any such consent is not obtained or is obtainable only upon payment by the Unified Coop of amounts not otherwise required to be paid under the terms of such Contract or Lease, the KFC Cooperative will cooperate with the Unified Coop in any reasonable arrangement, which does not impose any additional expense on the Unified Coop, which is designed to provide for the Unified Coop the benefits under any such Contract or Lease, including enforcement for the benefit of the Unified Coop, at the expense of the KFC Cooperative, of any and all rights of the KFC Cooperative against any third party thereto arising out of the failure or refusal of such third party to consent to such assignment.

         5.02 APPOINTMENT OF THE UNIFIED COOP AS AGENT FOR KFC COOPERATIVE. The KFC Cooperative, for itself and its successors and assigns, hereby constitutes and appoints the Unified Coop, its successor and assigns, as its true and lawful attorney, with full powers of substitution and resubstitution, in the name and stead of the KFC Cooperative but on behalf and for the benefit of the Unified Coop, its successors and assigns, to demand and receive any and all of the Assets and to give receipts and releases for and in respect of the Assets and any part thereof, and, in general, to do all acts and things in relation to the Assets which the Unified Coop or its successors and assigns shall deem desirable, hereby declaring that the foregoing rights and powers are coupled with an interest and shall be irrevocable by the KFC Cooperative, its successors and assigns, in any manner or for any purpose or cause whatever. The power granted to the Unified Coop pursuant to this power of attorney is expressly limited to acts with respect to the Assets, and shall not be construed to authorize, permit or license the Unified Coop to take any action or in any way bind or represent the KFC Cooperative in any transaction or relation not concerning the Assets.

                                    SECTION 6
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES--INDEMNIFICATION

        6.01 SURVIVAL. Each of the parties' representations, warranties, covenants and agreements set forth in this Agreement shall survive the execution and delivery of this Agreement.

        6.02 INDEMNITY BY KFC COOPERATIVE. The KFC Cooperative shall indemnify and hold the Unified Coop harmless from and against, and shall pay to the Unified Coop the full amount of, any loss, claim, damage, liability or expense (including reasonable attorneys' fees) resulting to the Unified Coop, either directly or indirectly, from (a) any inaccuracy in any representation or warranty, or any breach of any covenant or agreement, by the KFC Cooperative contained in this Agreement; and (b) any Liabilities (other than the Assumed Contracts and Leases and other liabilities specifically assumed hereunder by the Unified Coop and any liabilities of Kenco), including, without limitation, any Liabilities accruing or required to be performed under the Assumed Contracts on or prior to the date hereof.

        6.03 INDEMNITY BY THE UNIFIED COOP. The Unified Coop shall indemnify and hold the KFC Cooperative harmless from and against, and shall pay to the KFC Cooperative the full amount of, any loss, claim, damage, liability or expense (including reasonable attorneys' fees) resulting to the KFC Cooperative, either directly or indirectly, from (a) any inaccuracy in any representation or warranty, or any breach of any covenant or agreement, by the Unified Coop contained in this Agreement, or (b) any Liabilities specifically assumed by the Unified Coop pursuant to this Agreement, including, without limitation, any Liabilities accruing or required to be performed under the Assumed Contracts after the date hereof.

         6.04 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification under this Section 6, the party seeking indemnification (the "Indemnitee") shall promptly notify the other party or parties (the "Indemnitor(s)") of the claim and, when known, the facts constituting the basis for such claim. Such notice shall specify, if known, the amount or a good faith estimate of the amount of the liability arising therefrom.

         6.05 DEFENSE OF THIRD PARTY CLAIMS.

                  (a) In connection with any claim or legal proceeding by a third party which may give rise to indemnity hereunder (a "Third Party Claim"), the Indemnitor(s), at the sole cost and expense of the Indemnitor(s), may assume the defense of any such Third Party Claim by giving written notice to the Indemnitee. The Indemnitor(s)' notice must be received by the Indemnitee within twenty (20) days following receipt of their notice of such Third Party Claim and must acknowledge the Indemnitor(s)' obligation to indemnify the Indemnitee with respect to such Third Party Claim.

                  (b) If the Indemnitor(s) assume the defense of any Third Party Claim, the Indemnitor(s) shall select counsel reasonably acceptable to the Indemnitee to conduct the defense of such claim, and the Indemnitor(s) shall take all reasonable steps necessary in the defense or settlement thereof. If the Indemnitor(s) assume the defense of any Third Party Claim, the Indemnitor(s) shall not be obligated to pay any attorneys fees or investigation costs incurred by the Indemnitee in connection with its participation in such defense, unless the Indemnitor(s) assume the defense of such Third Party Claim at any time after the expiration of the Indemnitor(s)' twenty (20) day notice period. The Indemnitee shall cooperate with all reasonable requests of the Indemnitor(s) in connection with the Indemnitor(s)' defense of any Third Party Claim. The Indemnitor(s) shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. The Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense.

                  (c) If the Indemnitor(s) do not assume the defense of any such Third Party Claim, the Indemnitee may defend against such Third Party Claim in such manner as the Indemnitee may deem appropriate, including, but not limited to, settling such claim on such terms as the Indemnitee may deem appropriate. If the Indemnitor(s) seek to question the manner in which the Indemnitee defended such Third Party Claim or the amount of or nature of any such settlement, the Indemnitor(s) shall have the burden to prove by a preponderance of the evidence that the Indemnitee did not defend such claim in a reasonably prudent manner.

         6.06 ARBITRATION. Except for disputes to be resolved in the manner described in Section 2, all controversies, disputes or claims arising among the parties in connection with, or with respect to, any provision of this Agreement which has not been resolved within fifteen (15) calendar days after either the KFC Cooperative or the Unified Coop shall notify the other in writing of such controversy, dispute or claim, shall be submitted to arbitration in accordance with the rules of the American Arbitration Association or any successor thereof. Unless otherwise mutually agreed, arbitration shall take place at an appointed time and office location in Louisville, Kentucky. In the event of arbitration, each of the KFC Cooperative or the Unified Coop shall select one arbitrator (who shall not be counsel for any such party); and the two so designated shall select a third arbitrator. If either party shall fail to designate an arbitrator within seven (7) calendar days after arbitration is requested, or if the two arbitrators shall fail to select a third arbitrator within fourteen (14) calendar days after arbitration is requested, then such arbitrator shall be selected by the American Arbitration Association or any successor thereto upon application of either party. Judgment upon any award of the majority of arbitrators shall be binding and shall be entered in a court of competent jurisdiction. The award of the arbitrators may grant any relief which might be granted by a court of general jurisdiction, including, without limitation, award of damages and/or injunctive relief, and may, in the discretion of the arbitrators, assess, in addition, the cost of the arbitration, including the reasonable fees of the arbitrators and reasonable attorneys' fees, against either or both parties, in such proportions as the arbitrators shall determine. Nothing herein contained shall bar the right of any of the parties to seek and obtain temporary injunctive relief from a court of competent jurisdiction in accordance with applicable law against threatened conduct that will cause loss or damage, ending completion of the arbitration.

                                    SECTION 7
                                  MISCELLANEOUS

        7.01 NOTICES. Any notices or other communications required or permitted hereunder shall be deemed to have been duly given (a) if delivered in person and a receipt is given; or (b) if sent by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

                  (a)      If to the KFC Cooperative:

                           KFC National Purchasing Cooperative, Inc.
                           950 Breckenridge Lane
                           Louisville, Kentucky 40207
                           Attn: President

                           with a copy to:

                           Brown, Todd & Heyburn PLLC
                           400 West Market Street, 32nd Floor
                           Louisville, Kentucky 40202-3363
                           Attn: R. James Straus

                  (b)      If to the Unified Coop:

                           Unified FoodService Purchasing Coop, LLC
                           950 Breckenridge Lane
                           Louisville, Kentucky  40207
                           Attn: President and Chief Executive Officer


                           with copies to:

                           Tricon Global Restaurants, Inc.
                           1441 Gardiner Lane
                           Louisville, Kentucky 40213
                           Attn: Christian L. Campbell, General Counsel

                           and

                           Brown, Todd & Heyburn PLLC
                           400 West Market Street - 32nd Floor
                           Louisville, Kentucky 40202-3363
                           Attn: R. James Straus

or if sent to such substituted address as any of the parties has given to the others in writing in accordance with this Section 7.01.

         7.02 WAIVERS. No waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition of this Agreement shall operate as a waiver of, or an estoppel with respect to, any subsequent or other failure.

         7.03 EXPENSES. Each party shall assume its respective expenses incurred in connection with the transactions contemplated by this Agreement.

         7.04 HEADINGS; INTERPRETATION. The headings in this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement. All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, as appropriate.

         7.05 ANNEXES AND SCHEDULES. The Annexes and Schedules to this Agreement are incorporated herein by reference and expressly made a part hereof.

         7.06 ENTIRE AGREEMENT. All prior negotiations and agreements by and among the parties hereto with respect to the subject matter hereof are superseded by this Agreement, and there are no representations, warranties, understandings or agreements with respect to the subject matter hereof other than those expressly set forth herein or on an Annex or Schedule delivered in connection herewith.

         7.07 GOVERNING LAW. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Kentucky.

        7.08 BROKERS. The parties covenant and agree with one another that they have not dealt with any broker or finder in connection with any of the transactions contemplated in this Agreement and, insofar as they know, no broker or other Person is entitled to a commission or finders' fee in connection with these transactions. Each party shall indemnify and hold the other parties harmless from and against any claim by any agent or broker claiming by or through it for any fee or other compensation due or allegedly due that broker or agent.

        7.09 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

        7.10 SEVERABILITY. If any provision of this Agreement or its application will be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of all other applications of that provision, and of all other provisions and applications hereof, will not in any way be affected or impaired. If any court shall determine that any provision of this Agreement is in any way unenforceable, such provision shall be reduced to whatever extent is necessary to make such provision enforceable.

        7.11 BENEFIT AND BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of, the Unified Coop and the KFC Cooperative and each of their successors and assigns; provided, however, that no party to this Agreement shall assign his or its rights or obligations hereunder without the express written consent of the other parties, which consent shall not be unreasonably withheld.

         7.12 FURTHER ASSURANCES. From time to time at another party's request and without further consideration, a party shall execute and deliver such further instruments of conveyance, assignment and transfer, and take such other actions as the requesting party may reasonably request, in order to more effectively convey and transfer any of the Assets. In addition, any monies collected by a party which are due and payable to another party will be promptly remitted to such party upon receipt thereof.

        7.13 PRORATIONS AND ADJUSTMENTS. All income and operating expenses pertaining to the conduct and operation of the KFC Cooperative's business represented by the Assets shall be prorated as of the date hereof, so that, as between the KFC Cooperative and the Unified Coop, the KFC Cooperative shall receive all revenues and be responsible for all expenses, costs and liabilities (including, but not limited to, accrued employee vacation expenses, salaries, ad valorem property taxes, lease payments, etc.) allocable to the period prior to the date hereof, and the Unified Coop shall receive all revenues and be responsible for all expenses, costs and liabilities allocable to the date hereof and thereafter.

        7.14 SALES AND TRANSFER TAXES AND FEES. All sales and transfer taxes (if any), and all recording, filing and other fees (including any penalties or interest), incurred in connection with this Agreement and the transactions contemplated hereby will be borne by the Unified Coop. The parties will assist each other in the filing of all necessary tax returns and other documentation with respect to all such taxes and fees, and, if required by applicable law, will join in the execution of any such tax returns or other documentation.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth in the preamble hereto.


                                     UNIFIED FOODSERVICE PURCHASING COOP, LLC



                                     By /s/ Thomas M. Cook
                                        ---------------------------------------


                                     Title: Chairman
                                           ------------------------------------



                                     KFC NATIONAL PURCHASING COOPERATIVE, INC.

                                     By /s/ David G. Neal
                                        ---------------------------------------


                                     Title: Chairman
                                            -----------------------------------